UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2022

Mallinckrodt plc

(Exact name of registrant as specified in its charter)

Ireland	001-35803	98-1088325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland
(Address of principal executive offices)

+353 1 6960000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

As previously disclosed, Mallinckrodt plc, an Irish public limited company in examination under Part 10 of the Companies Act 2014 of Ireland (“Mallinckrodt”), and Mallinckrodt ARD LLC, a California limited liability company (“ARD” and, together with Mallinckrodt, the “Mallinckrodt Parties”) had agreed to a settlement in principle with the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services (collectively, the “United States”), certain other governmental parties and certain relators to settle a range of litigation matters and disputes relating to Acthar Gel, which settlement would be effective concurrently with the plan of reorganization to be confirmed in the proceedings voluntarily initiated by Mallinckrodt and certain of its subsidiaries (including ARD) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On March 7, 2022, the Mallinckrodt Parties executed two settlement agreements (the “Settlement Agreements”) with the United States and the relators to implement the proposed settlement.

Under the Settlement Agreements, the Mallinckrodt Parties have agreed to pay a total of $260 million plus interest (accruing at an annual rate of 0.6255%) to the Department of Justice and other parties over seven years and to maintain Acthar Gel’s base date average manufacturer price as that of the third quarter of 1990 in CMS’s drug data reporting system. Additionally, the Mallinckrodt Parties have agreed to dismiss their appeal of the CMS Medicaid rebate dispute, currently pending in the Court of Appeals for the D.C. Circuit. In return, the United States will drop its demand for nearly $640 million in retroactive Medicaid rebates for Acthar Gel, will dismiss a False Claims Act (“FCA”) lawsuit in the District of Massachusetts relating to the Medicaid rebate dispute, and will dismiss an FCA suit in the Eastern District of Pennsylvania relating to legacy Questcor interactions with an independent charitable foundation.

The obligations under the Settlement Agreements described above are effectively conditioned upon consummation of the plan of reorganization of Mallinckrodt and its subsidiaries. As previously disclosed, on March 2, 2022, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Fourth Amended Joint Plan of Reorganization (with Technical Modifications) of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (as amended, supplemented or otherwise modified, the “Plan”). Notwithstanding the entry of the Confirmation Order, consummation of the Plan remains subject to the satisfaction or waiver of various conditions precedent set forth in the Plan, including that the High Court of Ireland shall, in the examinership proceedings initiated therein by Mallinckrodt’s directors, make an order pursuant to Section 541 of the Companies Act of Ireland confirming a scheme of arrangement with respect to Mallinckrodt which is based on and consistent in all respects with the Plan (a “Scheme of Arrangement”), and that such Scheme of Arrangement shall become effective in accordance with its terms (or shall become effective concurrently with the effectiveness of the Plan).

The foregoing summary of the Settlement Agreements is not complete and is qualified in its entirety by reference to the Settlement Agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 8.01.	Other Events.

In connection with the Settlement Agreements, (a) the Mallinckrodt Parties have entered into separate settlement agreements with certain states, the Commonwealth of Puerto Rico, the District of Columbia and the above-noted relators, which further implement the settlement established by the Settlement Agreements, and (b) Mallinckrodt also entered into a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, which requires Mallinckrodt to maintain its corporate healthcare compliance program and to undertake a set of defined compliance obligations for a period of five years from the date the agreement was signed.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	Settlement Agreement, dated as of March 7, 2022, among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services, Mallinckrodt plc, Mallinckrodt ARD LLC and James Landolt.

10.2	Settlement Agreement, dated as of March 7, 2022, among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services, Mallinckrodt plc, Mallinckrodt ARD LLC, Charles Strunck, Lisa Pratta and Scott Clark.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MALLINCKRODT PLC (registrant)

By:	/s/ Bryan M. Reasons
Bryan M. Reasons
Executive Vice President & Chief Financial Officer
(principal financial and accounting officer)

Date: March 11, 2022